Exhibit 5.1

Kenneth J. Rollins

+1 858 550 6136

krollins@cooley.com

January 22, 2020

Regulus Therapeutics Inc.

10628 Science Center Drive, Suite 225

San Diego, CA 92121

Ladies and Gentlemen:

We have represented Regulus Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 4,166,860 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and related prospectus, (ii) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, (iii) the Plan, and (iv) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents for all persons other than the Company, where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan and the Registration Statement and related prospectus, will be validly issued, fully paid and non-assessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and non-assessable when such deferred payments are made in full).

Cooley  LLP 4401 Eastgate Mall  San Diego, CA  92121

t: (858) 550-6000  f: (858) 550-6420  cooley.com

Regulus Therapeutics Inc.

January 22, 2020

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Kenneth J. Rollins
Kenneth J. Rollins

Cooley  LLP 4401 Eastgate Mall  San Diego, CA  92121

t: (858) 550-6000  f: (858) 550-6420  cooley.com